Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of Metropolitan Life Insurance Company’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is a summary and does not purport to be complete. It is qualified in its entirety by reference to our amended and restated charter and our amended and restated by-laws, each of which we have previously filed with the Securities and Exchange Commission, and applicable law. As used in this exhibit, “we,” “our” and “MLIC” mean Metropolitan Life Insurance Company and do not include its subsidiaries or parent, MetLife, Inc.
As of March 7, 2022, our only class of securities registered pursuant to Section 12 of the Exchange Act is common stock, par value $0.01 per share (“common stock”). We have authorized 1,000,000,000 shares of common stock, of which 494,466,664 shares were outstanding as of March 7, 2022. All of such issued and outstanding shares are fully paid and non-assessable. The remaining shares of authorized and unissued common stock will be available for future issuance without additional shareholder approval, provided that no such shares shall be issued without the prior written consent of the Superintendent of Financial Services of the State of New York (or any governmental officer, body or authority that succeeds the Superintendent as the primary regulator of our insurance business under applicable law).
All of the issued and outstanding common stock is owned directly by MetLife, Inc. Our common stock is not listed on any securities exchange. There is no authorized preferred stock.
Dividends
The holders of common stock are entitled to receive dividends as and when declared by our board of directors. Dividends may be paid in cash, property, bonds or shares of MLIC, including the bonds or shares of other corporations, except as limited by applicable law. There is no requirement or assurance that we will declare and pay any dividends.
Voting Rights
The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including the election of directors, and do not have any cumulative voting rights.
Liquidation and Dissolution
In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our liabilities.
Other Rights
The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of our common stock are not required to make additional capital contributions.
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